EXHIBIT 99.2

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - CFO

Dante Parrini Glatfelter - CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research - Analyst

Steven Chercover DA Davidson - Analyst

Mark Wilde Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning. My name is Amy, and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions). Thank you

Mr. John Jacunski, you may begin your conference.

John Jacunski - Glatfelter - CFO

Thank you, Amy. Good morning, and welcome to Glatfelter’s 2013 second quarter earnings conference call. This is John Jacunski, I’m the Company’s CFO.

Before we again our presentation, I have a few standard reminders. During our call this morning, we will use term “adjusted earnings” as well as non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investors’ slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2012 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s web cast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter - CEO

Thank you John. Good morning, and thank you for joining us to discuss our second quarter.

The second quarter was extremely important to Glatfelter as we continue to execute our strategy to expand our growth businesses of composite fibers and advanced airlaid materials. During the quarter, we closed the Dresden Papier acquisition, and successfully completed a capacity expansion in Germany. As you might recall, Dresden is the leading producer supplying the growing non-woven wall covering industry. And as I will discuss more in a few minutes, we have gotten off to a strong start with this new addition.

We have also completed the preliminary purchase accounting and as a result of less depreciation and amortization experience than previously expected, we are increasing our estimate of earnings accretion to $0.45 to $0.50 per share on annualized basis compared to our previous estimate of $0.25.

Secondly, we have completed the machine upgrade for composite fibers at the Gernsbach facility that will increase our inclined wire capacity by 20% and allow us to continue to meet the growing demand for our higher-margin products in tea, single-serve coffee and technical specialties. This project was completed on time and on budget. These two important strategic steps provide us with the opportunity to continue our track record of solid earnings growth and cash flow generation.

Now turning to our results for the quarter. Earlier this morning, we reported adjusted earnings of $5.1 million or $0.12 per share, which was in line with the second quarter of last year shown on slide three. Top line revenue was a record $426 million during the quarter, up 11% from last year. The inclusion of Dresden for two months this year accounted for $28 million, or 7% of the overall increase. Excluding Dresden, net sales increased 4% with composite fibers and advanced airlaid materials contributing 5% organic growth. We generated solid growths in our key markets, including tea, single-serve coffee, and feminine hygiene.

Specialty paper shipments again outperformed the broader, uncoated free sheet market. Composite fibers had a very good quarter, with operating profit more than doubling to $16.4 million compared to last year. This was driven by a number of factors including healthy top line growth, improved operating performance, and a strong start from the Dresden acquisition, delivering $5.5 million of it operating profit for the two months we owned the facility, despite the significant flood in June.

Our advanced airlaid materials business continued to make steady progress in the second quarter by focusing on innovation and operational excellence. This drove a 7% increase in sales and a 14% increase in operating profit compared to a year ago. And it marks if the best quarterly profit since our acquisition in 2010. These improvements from our fiber-based engineered material business were offset by a difficult quarter and specialty papers. Despite healthy increases for shipping volumes, operating income for this business declined $8 million in the year over year comparison. This was driven by weaker selling prices, higher costs for our annual maintenance outages, and unexpected operating disruptions. We have largely addressed the issues faced in the second quarter, and we’re focused on improving our operating performance in the third quarter.

I will now turn it over to John for a more in-depth review of our second-quarter results, and then I will offer additional perspectives of our outlook for the third quarter. John.

John Jacunski - Glatfelter - CFO

Thanks, Dante.

For the second quarter, we reported adjusted earnings of $5.1 million, or $0.12 per share, after adjusting to exclude acquisition and integration costs, and costs related to our international restructuring, as shown in this morning’s release. These results compare to $5.3 million or $0.12 it per share last year. Slide four shows a bridge of adjusted earnings per share from the second quarter of last year to this year. Our results were impacted by a disappointing quarter from specialty papers, which reduced earnings by $0.14 a share. On the other hand, improved earnings from composite fibers added $0.14 a share, which includes the Dresden acquisition for two months.

Net of interest costs the Dresden acquisition was $0.08 accretive to earnings during the second quarter. And we had a solid quarter from advanced airlaid materials that added $0.01 to earnings per share.

Slide five provides a summary of specialty papers performance during the quarter. Net sales increased 1.3% or $2.9 million, driven by a 4.7% increase in shipments. This continues our track record of outperforming the broader uncoated free sheet market, which was down 3%. We again had good growth in shipments in envelope and non-carbonless forms products, which were up 7.9% and 8.4%, respectively, and book publishing products, which were up 4.4%. This offset declines in carbonless and engineered products.

Shipments of carbonless products were down only 1%, much better than the market decline, while engineered products was down 6.9%. Average selling price for the quarter were off $3.5 million, or approximately 2%, compared to last year. This was driven by book, envelope, and forms products, offset somewhat by higher prices in carbonless and engineered products. Despite the improved top line figures, operating income for specialty papers was down $8.1 million in the year over year comparison.

As you know, during the second quarter we complete annual maintenance outages at both specialty papers mills. The cost of the outages this year totaled $21.7 million, an increase of $1.8 million over last year. This reflects an expanded scope of work at our Spring Grove facility, that required our pulp mill to be out of service for a longer period of time. We also incurred an atypical number of operating disruptions that affected boiler operations, pulp production, and paper machine efficiency, which negatively impacted the quarter’s results by $3.6 million.

Slide six summarizes a very good quarter for composite fibers. This business has now fully recovered from the slow fourth quarter in 2012, and is building momentum for the second half of 2013. Revenue increased 31% to $143 million. This includes the two-month impact of the Dresden acquisition and organic growth of 5%. Shipments increased 1.4% compared to the second quarter of last year excluding the Dresden acquisition and we had a strong mix.

Food and beverage shipments increased 9% led by single-serve coffee shipments that increased 23%. Shipments of technical specialties increased 12%. Composite shipments were down 9%, reflecting the impact of the machine upgrade, and metalized product shipments were down 5%, due to the strong demand in the year-ago quarter related to the European soccer championships and Summer Olympics. Operating profit for the business increased $8.5 million, or 108% compared to the year ago quarter, and margins expanded over 400 basis points.

The newly acquired Dresden operation performed very well, contributing $5.5 million to operating income, and exceeding our expectations due to lower depreciation and amortization expense. There was also significant rainfall that caused flooding at the Dresden mill in June. The management team has a comprehensive flood mitigation plan, and it was executed extraordinarily well. So while the flood required us to idle the operations for five days costing nearly $800,000 for the downtime, this was no significant damage to the facility. Excluding the Dresden acquisition, operating income improved $3 million, or 38%, driven by higher selling prices and a stronger mix.

During the quarter we also completed a machine upgrade at the Gernsbach, Germany facility, that expands our inclined wire capacity by 20%. As expected, the downtime associated with this upgrade reduced operating profit by $1.5 million during the quarter. However, improved operating performance in the business offset this cost impact. With respect to the machine upgrade, we continue the ramp up and fine tuning of the machine but we do not expect any significant cost impact going forward. We have qualified most of our tea products with customers and we are working on qualifying a number of technical specialty grades. We will then move to our coffee products. This upgrade has gone very well and provides us with the additional capacity we need to continue meeting the growing market demand for tea, coffee, and technical specialty products.

Moving to slide seven, advanced early materials delivered another good quarter. Net sales, on a constant currency basis were up 16.2%, to $66 million, and shipping volume increased 4.3% driven by feminine hygiene. Selling prices were up slightly, however we did see higher input costs primarily for super absorbent powders, with most other raw materials flat to slightly down. Overall operating income for this business increased to $5.2 million, up 13.6%, and operating margins improved by 50 basis points. This was driven by higher shipping volumes and favorable foreign currency translation.

During the quarter we increased maintenance spending to improve machine reliability to allow us to increase throughput. This, combined with general cost inflation, negatively impacted the quarterly results by $800,000.

Slide eight shows corporate costs and other financial items for the quarter. During the quarter we incurred $4.8 million of acquisition and integration costs on a pretax basis, or $4 million after tax. We expect to incur additional acquisition and integration costs related to Dresden of approximately $1 million after tax, with about half of this coming in the third quarter. When looking at total corporate costs for the quarter, they decreased slightly compared to a year ago.

The status of our pension plan is shown on slide nine. Pension expense increased $600,000 in the second quarter of 2013 compared to the same quarter last year, largely due to the impact of lower discount rates. However our plan remains overfunded, and we have not had to make cash contributions to our qualified plan in a very long time and do not expect to for the foreseeable future.

Slide ten shows our free cash flow. Adjusted free cash flow for the quarter improved to $13.9 million compared with $5 million in the second quarter of 2012, reflecting better working capital utilization. Capital expenditures totaled $60.8 million in the first half of 2013, including $25.6 million related to the capacity expansion for composite fibers. For the full year we expect CapEx to be approximately $100 million to $105 million. As is typical for our business we expect significantly better cash flow in the second half of 2013 and we expect free cash flow for 2013 to improve compared to 2012.

Finally, slide 11 shows some balance sheet and liquidity metrics. During the second quarter we closed a EUR42.7 million ten-year term loan at a fixed rate of 2.05%. And we financed the $211 million Dresden acquisition with a mixture of cash on hand and borrowings on our revolving credit facility. We finished the quarter with $45 million in cash, and $218 million available under the revolving credit facility. Our leverage on a net debt basis was 2.3 times at June 30 and pro forma to include a full year of Dresden, our leverage was 1.9 times. So even after the acquisition we have ample liquidity and our balance sheet remains strong.

This concludes my comments. I’ll turn the call back to Dante.

Dante Parrini - Glatfelter - CEO

Thanks John. Before opening the call for your questions, I have a few comments for the outlook for third quarter, which are summarized on slide 12.

In specialty papers we expect shipments to be slightly higher in the third quarter and overall selling and input costs are expected to be in line with the second quarter levels. Before factoring in the impact of Dresden composite fiber, shipments are expected to be slightly higher on a sequential quarter basis, with a more it favorable mix and selling prices are expected to be generally in line with the second quarter, while input costs are likely to increase slightly.

We will complete an annual maintenance outage at the Dresden facility which is estimated to negatively impact operating profit by approximately $2 million pretax. And in advanced airlaid materials, shipping volumes and selling prices are expected to be generally in line with the second quarter of 2013, and input costs are expected to decline slightly.

So to wrap up, I believe our strategy is working. Our more consistent cash flow profile is enabling us to reward shareholders with a competitive dividend, share repurchases, and ongoing investments in the business. These investments are supporting organic growth and our growing global specialty markets as well as growth through accretive acquisitions like Dresden. And we expect 2013 to be another year which we grow our adjusted earnings per share and generate substantial free cash flow.

At this point I would like to open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the lines of James Armstrong of Vertical Research. Your line is open.

James Armstrong - Vertical Research - Analyst

Good morning.

John Jacunski - Glatfelter - CFO

Good morning James.

Dante Parrini - Glatfelter - CEO

Hi James.

James Armstrong - Vertical Research - Analyst

Just a few quick ones. With the Dresden up and running, what’s your boiler-plate capacity in the composite fibers segment at this point in time?

John Jacunski - Glatfelter - CFO

For the whole segment, I would say Dresden is about 60,000 metric tons and the composite fibers is around 90,000.

James Armstrong - Vertical Research - Analyst

Okay. Good update. And then, switching to specialty papers, is there anything within specialty papers that was particularly weak? I’m referring more to the selling price versus the operational issues in the segment.

John Jacunski - Glatfelter - CFO

Well, selling prices, the declines were really across envelope book and then the non-carbonless forms products. As I mentioned, we did have some increases in carbonless and our engineered products that somewhat offset some of that impact, but still, overall selling prices are down $3.5 million which is about 2%. So there was not one segment stronger, or down more than the others it was between envelope book and forms. It was about equal.

James Armstrong - Vertical Research - Analyst

Okay fair enough. Lastly, could you give us a few details on the operational issues it in specialty paper? Was it one or two things that really stood out or was it just little things here and there?

John Jacunski - Glatfelter - CFO

We had several operating issues that are a little bit unusual. There wasn’t one particular thing. There were four or five, for instance, the most significant one was related to a wear plate that fell from the inside of a hardwood blow tank in our a pulp operation. That doesn’t happen very often. As a matter of fact I talked to the business. Most of those operators had never seen an issue like that. It’s a very difficult area to access inside this tank, so we had to take the hardwood side of the pulp mill down for seven days. So that significantly increased the purchase pulp usage we had, and we had the maintenance costs. So that one item impacted it us by about $1.5 million during the quarter. And then we had some other sort of nagging issues that were a typical of our operation.

Dante Parrini - Glatfelter - CEO

And John, I would not categorize them as it systemic or connected. We had a convergence of more than one issue crop up at the same time, and the timing of the excursions coincident with our Q2 outage made it more challenging for the business to mitigate the effects during the same period.

James Armstrong - Vertical Research - Analyst

Fair enough. Thank you very much.

Operator

Your next question comes from the line of it Steven Chercover. Your line is open.

Steven Chercover - DA Davidson - Analyst

Hi, Dante. Hi, John.

Dante Parrini - Glatfelter - CEO

Steve.

John Jacunski - Glatfelter - CFO

Steve.

Steven Chercover - DA Davidson - Analyst

Just a couple quick ones please. First of all in specialty, you said that Q2 was, I guess, atypically extensive. So might next year’s be a little bit less expensive or impactful, notwithstanding the operational issues?

John Jacunski - Glatfelter - CFO

The comment that I made regarding atypical was really related to some of the operating disruptions, not specific to the annual maintenance outages that we had. I don’t know exactly what the scope of the 2014 annual maintenance outages will be. This year’s scope was a little bit broader, particularly for specialty papers, and it required us to take the pulp mill town for a longer period of time. And that increased the costs versus a year ago. So I’m not prepared to give you an estimate of what next year will be like.

But certainly the operating issues outside of the maintenance outages that we had that I mentioned impacted us by about $3.6 million during the quarter. We haven’t seen those kinds of issue in previous quarters and as Dante said we don’t believe it is anything systemic and we think they are largely resolved.

Steven Chercover - DA Davidson - Analyst

All right just keep budgeting $20 million or so for the spring maintenance is kind of a good housekeeping practice.

John Jacunski - Glatfelter - CFO

Yes, I think —

Steven Chercover - DA Davidson - Analyst

Sorry, go ahead.

John Jacunski - Glatfelter - CFO

Yes, I think that’s a reasonable approach.

Steven Chercover - DA Davidson - Analyst

Okay. And can you maybe discuss the seasonality in the business and beyond, of course the Q2 maintenance and how Dresden might impact that?

Dante Parrini - Glatfelter - CEO

Well, seasonality is a little bit different by business unit, Steve. This is Dante. So if I think about specialty papers, once we get through the July time frame we start to see some seasonal pickup across a lot of the different categories specialty papers which is why we feel confident against giving the guidance for the outlook for Q3 that we provided.

Same goes for composite fibers. As we enter the late summer, fall, that’s typically a stronger season for food and beverage products and the completion of the G10 rebuild is good timing to support ongoing growth for these key product categories.

And then with the Dresden impact, I would say that we, based on historical data that we have reviewed, and the conversations we have had with management, there’s not as pronounced a seasonal variation quarter to quarter. There could be some things that are peculiar to certain jurisdictions where we ship a lot of product where there may be holidays, in Russia/Ukraine that will effect a month or a quarter. But I think the expectation is for it is for pretty predictable and consistent performance out of Dresden and again, as we had communicated earlier today, accretion targets are $0.45 to $0.50 for that part of the business.

The last part, the airlaid business, we do have some major customers that have a fiscal year end in the middle of the calendar year, so sometimes you will see a little bit of volatility in the June and July time frame, but again, we think we have a pretty good purview on the market conditions. And if you look at the revenue up 6.2% and the volume up 4.3% for that business in Q2 year over year, I think it bodes pretty favorably for our outlook for the second half of the year as well.

Steven Chercover - DA Davidson - Analyst

Excellent. And last question, since I don’t get over to Europe very often, I just thought maybe you could give us your perspective of what you are seeing given the fact that you have operations there.

Dante Parrini - Glatfelter - CEO

Sure. I would categorize the markets as still soft and fragile. I know that some companies have reported that they are seeing some level of modest improvement, although we have not seen this yet in our businesses. However, our exposure to consumer staples helps these products, and they tend to be less volatile throughout the business cycle.

I think we have a pretty clear view as to what we need to do to continue to operate successfully in this environment, and we are not expecting a major uplift from a European economic recovery in the near term, nor do we see any significant downside other than what we’ve already communicated. I think we have a level of confidence that we will continue to see growth for Glatfelter’s European businesses in the second half.

Steven Chercover - DA Davidson - Analyst

Very good. Many thanks.

Dante Parrini - Glatfelter- CEO

Sure.

Operator

(Operator Instructions). Your next question comes from Mark Wilde of Deutsche Bank. Your line is open.

Mark Wilde - Deutsche Bank - Analyst

Good morning, Dante, good morning, John.

Dante Parrini - Glatfelter - CEO

Good morning, Mark.

Mark Wilde - Deutsche Bank - Analyst

John, first question, just a little color in the change in depreciation there at Dresden. Can you give us a little background?

John Jacunski - Glatfelter - CFO

Sure. You know, since we signed the definitive agreement and then closed we have had the opportunity to go through the accounting process of doing the purchase price allocation and we and that’s preliminarily done and we had significant amounts of good will. So we have about $76 million of goodwill that is not amortizable. So when we prepared our initial estimates for the accretion, our assumption was that there would be very little goodwill. And it turns out that it’s much more significant. So essentially, the lower amortization expense from that $76 million of goodwill is part of the purchase price increases our accretion estimates.

Mark Wilde - Deutsche Bank - Analyst

Okay. Second question, I guess for Dante. I know that Deba left as the head of the specialty paper business in the second quarter, and I wondered if you could give us a report on kind of finding a new head for that business.

Dante Parrini - Glatfelter - CEO

Sure. So first I’ll say that we are very fortunate to have a very experienced and capable leadership team throughout specialty papers. And so the two division vice presidents have more than 50 years’ experience with Glatfelter and are engineers and have advanced degrees in paper science technology. So we have a very competent bench strength. The recruiting process is ongoing. I would categorize it as being very constructive, and I hope it be in a position to provide more clarity in the coming weeks as far as a permanent leader for SPBU.

Mark Wilde - Deutsche Bank - Analyst

Okay. Finally Dante, or maybe Dante and John, can you give us some thoughts kind of current thoughts on your ability to pursue more growth right now? I mean I think when we had talked about this three or four months ago we were talking about the rebuild going on at Gernsbach, trying to incorporate Dresden and, Dante I think your response at the time was, “We are not a large company so we have to be a little bit careful about how much we try to tackle at any one time.” What would your thoughts be right now?

Dante Parrini - Glatfelter - CEO

I would say from a guiding principle point of view, the answer doesn’t change. We want to be very pragmatic about our appetite for major initiatives at the same time, and be thoughtful about the resources and the capacity that we have and execution risk. With that being said, we have ticked some of the boxes of some of our major initiatives. So getting the G10 rebuild done on time/on budget and getting the ramp up can according to plan. We still have a punch list of refinement and optimization items, but in large part, we have done that successfully and I think this demonstrates our ability to leverage our deep subject matter expertise in inclined wire paper making technology.

And then when it comes to Dresden, acquisitions are not easy, and early integration and it’s start-ups aren’t always easy. So we wanted to place a lot of energy and emphasis on working with our new colleagues in Dresden to make sure that we supported them and their ability to stay focused on running the business and making high-quality products and keeping customers happy. And then 30-something days after closings, we have hundred year floods in the region and just to reiterate what John said, the team did an outstanding job and they really demonstrated a lot of professionalism and great judgment in terms of how they managed that entire process.

And so it just reaffirmed the confidence we have in that team to execute and we have some of the legacy CFBU leadership that have been assigned today work with our colleagues in Dresden and have relocated to the area. So we feel very good about the strong early performance and the outlook for Dresden.

So, our balance sheet is in good shape, as John said. And we have some issues to tend to in terms of improving the overall operating performance of the Company. But we do have capacity to focus on other value creating projects to the extent that we can identify projects that have a return profile that meets our objectives and where we think executional risk is manageable. At the same time I personally don’t feel any pressure to rush and do anything of any significance because as you saw in Q2 we are getting a substantial amount of organic growth out of composite fibers and the airlaid business and we are just coming off of substantial investments in machinery build and acquisition.

So I think short answer is I think we are in very good position to stay open-minded about a variety of different opportunities for to us continue to execute our strategy and find thoughtful ways for to us continue to build sustainable value over time.

Mark Wilde - Deutsche Bank - Analyst

Yes, and Dante if I could on that, away from acquisitions, I mean it does seem at some point there might be an opportunity for you to take the airlaid business more global than it is right now. It’s in Europe it’s in North America. Any thoughts on just timing for that? Is there critical mass in terms of market demand if we look at Asia or Latin America for you to be thinking about that right now?

Dante Parrini - Glatfelter - CEO

I’ll stay more at the 50,000-foot level.

Mark Wilde - Deutsche Bank - Analyst

That’s fine.

Dante Parrini - Glatfelter - CEO

Globalization is one of the core drivers of our growth strategies. So those are things that we are thinking about 365 days a year and we are assessing opportunities for all parts of Glatfelter always. When we find the right point in time where we see that there’s an opportunity and there’s a convergence of market demand, customer support, and return profile, and execution risk profile that we are comfortable with, then you will hear more from us on some next steps. But in terms of a specific timeline or specific targets or specific regions of the world, I’m not prepared to give any more granular details than what I have just shared with you.

Mark Wilde - Deutsche Bank - Analyst

Okay. That’s fine. Good luck in the next couple of quarters and into next year.

Dante Parrini - Glatfelter - CEO

Thank you.

John Jacunski - Glatfelter - CFO

Thanks Mark.

Operator

(Operator Instructions).

Dante Parrini - Glatfelter - CEO

Okay, well thank you very much for your time today. We will look forward to speaking with you again next quarter. Have a good day.

Operator

And that concludes today’s conference call. You may now disconnect.